Exhibit 99.1

PC Connection, Inc. Reports Third Quarter Results

Company Announces Record Sales; Earnings Nearly Triple

MERRIMACK, N.H.--(BUSINESS WIRE)--November 2, 2010--PC Connection, Inc. (NASDAQ: PCCC)

THIRD QUARTER SUMMARY:

  Q3 net sales: $532.8 million, up 32% year over year
  SG&A: 8.9% of net sales, improved from 10.2% last year
  Operating income: $14.3 million, or 2.7% of net sales
  Diluted earnings per share: $0.32 per share

PC Connection, Inc. (NASDAQ: PCCC), a leading direct marketer of information technology (IT) products and services, today announced results for the quarter ended September 30, 2010. Net sales for the third quarter were $532.8 million, an increase of $129.7 million or 32.2%, compared to $403.1 million for the three months ended September 30, 2009. The strong net sales for the quarter resulted primarily from double digit year-over-year growth achieved by each of our three major business segments. Net income for the three months ended September 30, 2010 was $8.6 million, or $0.32 per share, compared to net income of $2.9 million, or $0.11 per share, for the corresponding prior year period. Earnings this quarter were almost 200% higher than the third quarter of 2009.

Net sales for the nine months ended September 30, 2010 were $1,418.6 million, an increase of $312.1 million or 28.2%, compared to $1,106.5 million for the nine months ended September 30, 2009. Net income for the nine months ended September 30, 2010 was $16.1 million, or $0.59 per share, compared to net loss of $5.2 million, or $0.19 per share, for the nine months ended September 30, 2009. The nine-month period ended September 30, 2009 included special charges that reduced earnings and earnings per share. Pro forma net income, excluding these special charges, for the nine months ended September 30, 2009 was $3.0 million, or $0.11 per share. The Company did not record any special charges for the nine months ended September 30, 2010. A reconciliation between net loss on a GAAP basis and pro forma net income for the nine months ended September 30, 2009 is provided in a table below immediately following the Consolidated Statements of Operations.

As previously announced, the Company formed a new sales company, PC Connection Express, Inc., to focus on the specialized requirements of the consumer and small office/home office (“SOHO”) markets. Prior to its formation, consumer and SOHO sales were reported within the Company’s small- and medium-sized business (SMB) segment. In order to facilitate comparison with current period results, 2009 revenues for the SMB segment have been restated on a pro forma basis to exclude consumer and SOHO sales.

Quarterly Sales by Segment:

  Net sales for the SMB business segment increased by 27.3% to $208.7 million compared to the third quarter pro forma sales of 2009. Sales to small- and medium-sized businesses experienced significant growth across most product lines and market sectors as the B2B demand environment remained strong over the last three quarters.
  Net sales for MoreDirect, Inc., the Company’s Large Account segment, increased year over year by 53.6% to $159.6 million, topping the previous record for its largest quarterly sales performance. Large account/enterprise customers have increased their IT spending due to the release of pent-up IT demand and PC refresh. New customer acquisitions also contributed to the year-over-year increase.
  Net sales to government and education customers (Public Sector segment) increased year over year by 24.9% to $145.6 million. This segment also posted its largest quarterly sales performance, topping the previous net sales record. Contract sales made to the federal government and higher education customers have driven strong net sales growth for six straight quarters.
  Net sales to consumers and SOHO customers by PC Connection Express were $18.8 million in the third quarter of 2010, up slightly from the $18.6 million of comparable sales in the third quarter of 2009.

Quarterly Sales by Product Mix:

  Notebook and PDA sales, the Company’s largest product category, increased by 50% year over year and accounted for 17% of net sales in the third quarter of 2010 compared to 15% of net sales for the third quarter of 2009. A 44% increase in unit sales for the quarter as well as a slight increase in average selling prices, or ASPs, drove the robust year-over-year growth.
  Software sales increased by 49% year over year, accounting for 15% of net sales in the third quarter of 2010 compared to 14% of net sales for the third quarter of 2009. A large public sector order contributed to this product line’s year-over-year revenue growth.
  Desktop/server sales increased by 45% year over year, accounting for 15% of net sales in the third quarter of 2010 compared to 14% of net sales for the third quarter of 2009. Desktop sales grew as a result of a 79% year-over-year increase in unit sales in the third quarter. The gains associated with the increased demand were partially offset by a decrease in average selling prices. Server sales grew as a result of a 32% increase in unit sales year over year and a slight increase in ASPs.
  Memory and system enhancement sales grew 83% year over year and accounted for 5% of net sales in the third quarter of 2010 compared to 3% of net sales for the third quarter 2009. The large increase was driven substantially by the year-over-year increase in desktop and notebook sales experienced in the third quarter of 2010.

Overall gross profit dollars increased by $15.6 million, or 33.7%, to $62.0 million in the third quarter of 2010 compared to the prior year quarter primarily due to higher revenues. Consolidated gross margin, as a percentage of net sales, was 11.6% in the third quarter of 2010 compared to 11.5% in the prior year quarter. Both the SMB and the Public Sector segments improved gross margins in the third quarter compared to the prior year period. Higher agency revenues and product margins in the SMB and Public Sector segments offset lower product margins in the Large Account segment in the quarter.

Overall annualized sales productivity increased by 35% in the third quarter of 2010 compared to the third quarter of 2009. Sales productivity in the Large Account, Public Sector, and SMB segments increased by 60%, 30%, and 27%, respectively, in the third quarter of 2010 compared to the prior year period primarily due to the year-over-year revenue increases. On a consolidated basis, the total number of sales representatives was 595 at September 30, 2010, compared to 601 at September 30, 2009, and 588 at June 30, 2010.

Total selling, general and administrative expenses for the quarter increased year over year by $6.4 million, or 15.5%, but decreased as a percentage of net sales to 8.9% for the third quarter of 2010, from 10.2% for the third quarter of 2009. The year-over-year dollar increase was primarily attributable to increased variable compensation associated with increased operating results. The year-over-year decrease in SG&A as a percentage of net sales was due to the higher level of sales in the third quarter of 2010 and improved expense management.

“We are pleased with our record-setting revenue and strong earnings performance this quarter,” said Patricia Gallup, Chairman and Chief Executive Officer. “We achieved the largest revenue quarter in the Company’s history, and at the same time experienced a 182% increase in operating income, nearly tripling our earnings per share. We believe our strong management team and core business strategies position us well for future success.”

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, operates through four sales companies: PC Connection Sales Corporation, MoreDirect, Inc., GovConnection, Inc., and PC Connection Express, Inc., headquartered in Merrimack, NH, Boca Raton, FL, Rockville, MD, and Portsmouth, NH, respectively. All four companies can deliver custom-configured computer systems overnight from PC Connection Services’ ISO 9001:2000 certified technical configuration lab at its distribution center in Wilmington, OH. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (800-800-5555), the original business of PC Connection, Inc. serving the small- and medium-sized business sector, is a rapid-response provider of IT products and services. It offers more than 180,000 brand-name products through its staff of technically trained sales account managers and catalog telesales representatives, catalogs, and publications, and its website at www.pcconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with a comprehensive web-based e-procurement solution and in-depth IT supply-chain expertise, serving as a one-stop source by aggregating more than 300,000 products from the inventories of leading IT wholesale distributors and manufacturers. MoreDirect’s TRAXX™ system is a seamless end-to-end interface that empowers clients to electronically source, evaluate, compare prices, and track related technology product purchases in real-time.

GovConnection, Inc. (800-800-0019) is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, and publications, and online at www.govconnection.com.

PC Connection Express, Inc. (888-800-0323) is a rapid-response provider of computer products and consumer electronics to home, home office, and small office users. Customers can purchase the best-known brands in the industry online at www.pcconnectionexpress.com or order by calling a trained sales specialist. The subsidiary includes the MacConnection brand (800-800-2222), one of Apple’s largest authorized online resellers at www.macconnection.com.

pccc-g

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to manage personnel levels in response to fluctuations in revenue, and other risks that could cause actual results to differ materially from those detailed under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the quarter ended June 30, 2010. More specifically, the statements in this release concerning the Company’s outlook for 2010 and other statements of a non-historical basis (including statements regarding the Company’s ability to grow its business and increase market share) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs, and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended September 30,	2010		2009
		% of Net Sales		% of Net Sales	% Change
(Dollars and shares in thousands, except operating data, price/earnings ratio, and per share data)

Operating Data:
Net sales	$532,827		$403,052		32%
Diluted earnings per share	$0.32		$0.11		191%

Gross margin	11.6%		11.5%
Operating margin	2.7%		1.3%
Return on equity (1)	14.1%		5.1%

Catalogs distributed	2,042,000		2,555,000		(20)%
Orders entered (2)	345,300		332,900		4%
Average order size (2)	$1,942		$1,603		21%

Inventory turns (1)	26		24
Days sales outstanding	49		45

Product Mix:
Notebook & PDA	$92,451	17%	$61,679	15%	50%
Software	82,748	15	55,582	14	49
Desktop/Server	82,222	15	56,714	14	45
Net/Com Product	54,606	10	42,930	11	27
Video, Imaging & Sound	50,840	10	53,672	13	(5)
Printer & Printer Supplies	40,379	8	35,188	9	15
Storage Device	35,986	7	31,762	8	13
Memory & System Enhancement	25,171	5	13,760	3	83
Accessories/Other	68,424	13	51,765	13	32
	$532,827	100%	$403,052	100%	32%

Net Sales of Enterprise Server and Networking Products (included in the above Product Mix):

	$200,367	38%	$149,035	37%	34%

Stock Performance Indicators:
Actual common shares outstanding	26,544		26,848
Total book value per share	$9.40		$8.60
Tangible book value per share	$7.52		$6.76
Closing price	$6.83		$5.44
Market capitalization	$181,296		$146,053
Pro forma trailing price/earnings ratio (3)	9		26

(1) Annualized
(2) Does not reflect cancellations or returns
(3) Earnings calculation represents trailing four quarters and excludes special charges.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended September 30,	2010		2009
	Net	Gross	Net	Gross
(Dollars in thousands)	Sales	Margin (%)	Sales	Margin (%)

PC Connection Sales Corporation (SMB) (1)	$208,733	14.2%	$163,985	13.8%
MoreDirect (Large Account)	159,641	10.1	103,921	10.6
GovConnection (Public Sector)	145,615	10.2	116,567	9.0
PC Connection Express (Consumer/SOHO) (1)	18,838	7.4	18,579	11.7
Total	$532,827	11.6%	$403,052	11.5%

(1) 2009 results are pro forma due to the launch in early 2010 of new Consumer/SOHO sales company.

CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months Ended September 30,	2010		2009
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$532,827	100.0%	$403,052	100.0%
Cost of sales	470,856	88.4	356,708	88.5
Gross profit	61,971	11.6	46,344	11.5

Selling, general and administrative expenses	47,640	8.9	41,263	10.2
Income from operations	14,331	2.7	5,081	1.3

Interest expense	(111)	-	(99)	-
Other, net	49	-	93	-
Income tax provision	(5,643)	(1.1)	(2,186)	(0.6)
Net income	$8,626	1.6%	$2,889	0.7%

Earnings per common share:
Basic	$0.32		$0.11
Diluted	$0.32		$0.11

Weighted average common shares outstanding:
Basic	26,939		27,078
Diluted	26,977		27,095

CONSOLIDATED STATEMENTS OF OPERATIONS
Nine Months Ended September 30,	2010		2009
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$1,418,635	100.0%	$1,106,535	100.0%
Cost of sales	1,252,031	88.3	974,238	88.0
Gross profit	166,604	11.7	132,297	12.0

Selling, general and administrative expenses	139,615	9.8	126,670	11.5
Special charges	-	-	12,955	1.2
Income (loss) from operations	26,989	1.9	(7,328)	(0.7)

Interest expense	(305)	-	(385)	-
Other, net	159	-	452	-
Income tax (provision) benefit	(10,760)	(0.8)	2,072	0.2
Net income (loss)	$16,083	1.1%	($5,189)	(0.5)

Earnings (loss) per common share:
Basic	$0.59		$(0.19)
Diluted	$0.59		$(0.19)

Weighted average common shares outstanding:
Basic	27,070		27,017
Diluted	27,108		27,017

	`

A RECONCILIATION BETWEEN GAAP AND PRO FORMA RESULTS
This information is being provided so as to allow for a comparison of our operating results without special charges.

September 30,	Three Months Ended		Nine Months Ended
(amounts in thousands)	2010	2009	2010	2009

GAAP net income (loss)	$8,626	$2,889	$16,083	($5,189)
Special charges (after tax):
Software development write-off and related charges	-	-	-	7,378
Management restructuring	-	-	-	771
Total special charges (after tax)	-	-	-	8,149

Pro forma net income	$8,626	$2,889	$16,083	$2,960

CONSOLIDATED BALANCE SHEETS	September 30,	December 31,
(amounts in thousands)	2010	2009

ASSETS
Current Assets:
Cash and cash equivalents	$40,535	$46,297
Accounts receivable, net	256,706	218,095
Inventories	81,426	67,391
Deferred income taxes	3,758	3,386
Income taxes receivable	904	935
Prepaid expenses and other current assets	4,248	2,750
Total current assets	387,577	338,854
Property and equipment, net	13,818	12,420
Goodwill	48,060	48,060
Other intangibles, net	1,821	1,279
Other assets	411	482
Total Assets	$451,687	$401,095

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of capital lease obligation to affiliate	$847	$780
Accounts payable	152,749	125,120
Accrued expenses and other liabilities	25,076	20,441
Accrued payroll	12,453	8,843
Total current liabilities	191,125	155,184
Deferred income taxes	5,477	3,849
Capital lease obligation to affiliate, less current maturities	2,187	2,830
Other liabilities	3,397	3,966
Total Liabilities	202,186	165,829
Stockholders’ Equity:
Common stock	274	274
Additional paid-in capital	97,612	97,213
Retained earnings	157,197	141,114
Treasury stock at cost	(5,582)	(3,335)
Total Stockholders’ Equity	249,501	235,266
Total Liabilities and Stockholders’ Equity	$451,687	$401,095

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
Nine Months Ended September 30, 2010 (amounts in thousands)
	Common Stock		Additional	Retained	Treasury Stock
	Shares	Amount	Paid-In Capital	Earnings	Shares	Amount	Total

Balance – December 31, 2009	27,375	$274	$97,213	$141,114	(527)	($3,335)	$235,266

Stock-based compensation expense	-	-	1,102	-	-	-	1,102

Repurchase of common stock for treasury	-	-	-	-	(455)	(3,067)	(3,067)

Nonvested stock awards	-	-	(820)	-	128	820	-

Issuance of common stock under Employee Stock Purchase Plan	23	-	135	-	-	-	135

Tax shortfall from stock-based compensation	-	-	(18)	-	-	-	(18)

Net income and comprehensive income	-	-	-	16,083	-	-	16,083

Balance – September 30, 2010	27,398	$274	$97,612	$157,197	(854)	$(5,582)	$249,501

CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine Months Ended September 30, (amounts in thousands)	2010	2009

Cash Flows from Operating Activities:

Net income (loss)	$16,083	$(5,189)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Non-cash portion of special charges	-	11,625
Depreciation and amortization	4,152	5,221
Provision for doubtful accounts	1,737	1,771
Deferred income taxes	1,256	(1,692)
Stock-based compensation expense	1,102	952
Income tax deficiency from stock-based compensation	(18)	(103)
Loss on disposal of fixed assets	6	15

Changes in assets and liabilities:
Accounts receivable	(40,348)	3,236
Inventories	(14,035)	834
Prepaid expenses and other current assets	(1,467)	(1,111)
Other non-current assets	71	(95)
Accounts payable	24,675	7,243
Accrued expenses and other liabilities	7,676	1,656
Net cash provided by operating activities	890	24,363

Cash Flows from Investing Activities:

Purchases of property and equipment	(2,350)	(5,012)
Purchase of an intangible asset	(800)	-
Proceeds from sale of property and equipment	6	2
Net cash used for investing activities	(3,144)	(5,010)

Cash Flows from Financing Activities:

Purchase of treasury shares	(3,067)	(297)
Repayment of capital lease obligation	(576)	(517)
Issuance of stock under Employee Stock Purchase Plan	135	138
Proceeds from short-term borrowings	-	22,055
Repayment of short-term borrowings	-	(22,055)
Net cash used for financing activities	(3,508)	(676)
(Decrease) increase in cash and cash equivalents	(5,762)	18,677
Cash and cash equivalents, beginning of period	46,297	47,003
Cash and cash equivalents, end of period	$40,535	$65,680

CONTACT:
PC Connection, Inc.
Stephen Baldridge, 603-683-2322
Sr. Vice President of Finance & Corporate Controller